EXHIBIT 99.1

PQ Group Holdings Announces Preliminary First Quarter 2021 Results from Continuing Operations;

Solid Performance despite Texas Storm Impacts

•	Sales in range of $123 million to $127 million, including estimated $6 million impact of Texas storm;

•	Operating income in range of $1 million to $3 million; and

•	Adjusted EBITDA in range of $40 million to $42 million, including estimated $9 million storm impact.

Financial results are on a continuing operations basis, which excludes the Performance Materials and Performance Chemicals business from all quarterly results presented, unless otherwise indicated.

Financial results include non-GAAP financial measures. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Financial Measures” and the attached appendix.

MALVERN, PA, April 26, 2021 — PQ Group Holdings Inc. (NYSE:PQG) (“PQ” or the “Company”) today announced certain preliminary results from continuing operations1 for the first quarter ended March 31, 2021.

Sales2 are estimated to be in the range of $123 million to $127 million versus $126 million and Zeolyst Joint Venture sales of $28 million to $30 million versus $32 million in the same period in 2020. Higher Silica Catalysts sales were more than offset by an estimated $6 million impact to the Refining Services business from the severe Texas storm. Operating income is estimated in the range of $1 million to $3 million versus $12 million3 in the same period a year ago. Adjusted EBITDA is estimated to be in the range of $40 million to $42 million versus $49 million3 from the same period a year ago, largely due to an estimated $9 million impact from the Texas storm, which reduced sales volumes and increased maintenance costs for repairs. From the mid-point of the range, the Company estimates that the storm negatively impacted PQ’s sales and Adjusted EBITDA by approximately 5% and 18%, respectively, as compared to the first quarter of last year.

“We delivered strong operational and financial performance in the first quarter, underscoring the resilience and criticality of our products and services to meet recovery trends we are seeing across our customer base. Absent the storm, our results would have exceeded the first quarter of last year, which was prior to the effects of the pandemic,” said Belgacem Chariag, PQ Chairman, President and Chief Executive Officer. “Our portfolio transformation is nearly complete and we have advanced our strategic objective to become a pure-play catalysts and services company with leading growth and margins.”

Investor Contact:

Nahla A. Azmy

(610) 651-4561

Nahla.Azmy@pqcorp.com

[1]	Continuing operations for 2020 and 2021 include the Company’s Refining Services and Catalysts businesses
[2]	GAAP sales only; Excludes proportionate 50 percent share of Zeolyst Joint Venture sales
[3]	Subject to finalization of discontinued operations for the Performance Chemicals segment

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About PQ Group Holdings Inc.

PQ Group Holdings Inc. and subsidiaries is a leading integrated and innovative global provider of specialty catalysts, chemicals and services. We support customers globally through our strategically located network of manufacturing facilities. We believe that our products, which are predominantly inorganic, and services contribute to improving the sustainability of the environment.

We have three uniquely positioned specialty businesses: Refining Services provides sulfuric acid recycling to the North American refining industry; Catalysts serves the packaging and engineering plastics and the global refining, petrochemical and emissions control industries; and Performance Chemicals supplies diverse product end uses, including personal and industrial cleaning products, fuel-efficient tires, surface coatings, and food and beverage products.

For more information, see our website at https://www.pqcorp.com.

Presentation of Preliminary First Quarter 2021 Results from Continuing Operations

The preliminary financial estimated results presented above are unaudited and preliminary estimates that have been prepared by management in good faith on a consistent basis with prior periods. However, the Company has not completed its financial closing procedures for the three months ended March 31, 2021 and actual results may differ from these preliminary estimates, and such differences could be material. The preliminary financial estimated results do not present all information necessary for an understanding of the Company’s financial condition as of, and its results and operations for, the fiscal quarter ended March 31, 2021. Accordingly, undue reliance should not be placed on these preliminary estimates. In addition, PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, has not audited, reviewed, compiled, or performed any procedures with respect to these preliminary financial estimated results and does not express an opinion or any other form of assurance with respect to these preliminary financial estimated results or their achievability. The Company undertakes no obligation to update or supplement the information provided above until it releases its financial statements for the quarter ended March 31, 2021. The Company cautions you that such preliminary estimates are not guarantees of the Company’s full financial results for the quarterly period or of future performance or outcomes and that actual results may differ materially from the estimates described above.

Presentation of Non-GAAP Financial Measures

In addition to the preliminary estimated results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company has also presented a non-GAAP financial measure — Adjusted EBITDA — which presents results on a basis adjusted for certain items. The Company uses Adjusted EBITDA for business planning purposes and in measuring its performance relative to that of its competitors. The Company believes that Adjusted EBITDA is an important metric to assess its operating performance from period-to-period by excluding certain items that the Company believes are not representative of its core business. Adjusted EBITDA is not intended to replace, and should not be considered superior to, the presentation of the Company’s financial results in accordance with GAAP. The Company’s presentation of Adjusted EBITDA likely differs from similar measures reported by other companies and, as a result, may not be comparable to other similarly titled measures. Adjusted EBITDA is reconciled from operating income from continuing operations under GAAP in the appendix below.

The Company is not able to provide a reconciliation of Adjusted EBITDA to net income (the closest comparable financial measure presented in accordance with GAAP) without unreasonable effort or expense due to timing for completing our quarterly financial closing procedures, particularly related to discontinued operations. Items include certain non-cash, nonrecurring or other items that are included in net income as well as the related tax impacts of these items and changes in foreign currency exchange rates, due to the uncertainty and variability of the nature and amount of these charges and costs that will be determined as part of the Company’s financial closing procedures.

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Zeolyst Joint Venture

The Company’s zeolite catalysts product group operates through its Zeolyst Joint Venture, which is accounted for as an equity method investment in accordance with GAAP. The presentation of the Zeolyst Joint Venture’s sales represents 50% of the sales of the Zeolyst Joint Venture. The Company does not record sales by the Zeolyst Joint Venture as revenue and such sales are not consolidated within the company’s results of operations. However, the Company’s Adjusted EBITDA reflects the share of earnings of the Zeolyst Joint Venture that have been recorded as equity in net income from affiliated companies in the Company’s consolidated statements of income for such periods and includes Zeolyst Joint Venture adjustments on a proportionate basis based on the Company’s 50% ownership interest. Accordingly, the Company’s Adjusted EBITDA margins are calculated including 50% of the sales of the Zeolyst Joint Venture for the relevant periods in the denominator.

Note on Forward-Looking Statements

Some of the information contained in this press release constitutes “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements regarding the portfolio transformation and strategic objectives. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, our ability to close on the sale of the Performance Chemicals business segment on our anticipated timeline, or at all, regional, national or global political, economic, business, competitive, market and regulatory conditions, including the ongoing COVID-19 pandemic, tariffs and trade disputes, currency exchange rates and other factors, including those described in the sections titled “Risk Factors” and “Management Discussion & Analysis of Financial Condition and Results of Operations” in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

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Appendix Table A-1: Reconciliation of Operating Income to Adjusted EBITDA

	Three months ended March 31,
	2021	2020
	(in millions)
Reconciliation of operating income attributable to PQ Group Holdings Inc. to Adjusted EBITDA
Operating income[4]	$2	$12
Depreciation and amortization	20	19

EBITDA	22	31
Equity in net income from affiliated companies	5	8
Joint venture depreciation, amortization and interest(a)	4	4
Amortization of investment in affiliate step-up(b)	2	2
Net loss on asset disposals(c)	1	—
LIFO (benefit) expense(d)	—	(2)
Transaction and other related costs(e)	—	1
Equity-based compensation	6	4
Restructuring, integration and business optimization expenses(f)	2	—
Defined benefit pension plan cost(g)	—	—
Other(h)	(1)	1

Adjusted EBITDA[4]	41	$49

[4]	Represents the midpoint of the range of operating income of $1 to $3 million and Adjusted EBITDA of $40 to $42 million for the three months ended March 31, 2021

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Descriptions to PQ Non-GAAP Reconciliations

(a)

We use Adjusted EBITDA as a performance measure to evaluate our financial results. Because our Catalysts segment includes our 50% interest in the Zeolyst Joint Venture, we include an adjustment for our 50% proportionate share of depreciation, amortization and interest expense of the Zeolyst Joint Venture.

(b)

Represents the amortization of the fair value adjustments associated with the equity affiliate investment in the Zeolyst Joint Venture as a result of the combination of the businesses of PQ Holdings Inc. and Eco Services Operations LLC in May 2016 (the “Business Combination”). We determined the fair value of the equity affiliate investment and the fair value step-up was then attributed to the underlying assets of the Zeolyst Joint Venture. Amortization is primarily related to the fair value adjustments associated with fixed assets and intangible assets, including customer relationships and technical know-how.

(c)	When asset disposals occur, we remove the impact of net gain/loss of the disposed asset because such impact primarily reflects the non-cash write-off of long-lived assets no longer in use.

(d)

Represents non-cash adjustments to the company’s LIFO reserves for certain inventories in the U.S. that are valued using the LIFO method, which we believe provides a means of comparison to other companies that may not use the same basis of accounting for inventories.

(e)

Relates to certain transaction costs, including debt financing, due diligence and other costs related to transactions that are completed, pending or abandoned, that we believe are not representative of our ongoing business operations.

(f)	Includes the impact of restructuring, integration and business optimization expenses which are incremental costs that are not representative of our ongoing business operations.

(g)

Represents adjustments for defined benefit pension plan (benefit) costs in our statements of income. All of our defined benefit pension plan obligations are under defined benefit pension plans that are frozen. As such, we do not view such income or expenses as core to our ongoing business operations.

(h)	Included in this line-item are rounding discrepancies that may arise from rounding from dollars (in thousands) to dollars (in millions).

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